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                                                     Exhibit 12 -- Page 1 of 2
                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (Millions of dollars, except ratios)

                                           Years ended December 31,
                                  -------------------------------------------
                                   1997     1996     1995     1994      1993
                                  ------   ------   ------   ------   -------
Earnings (loss) from continuing
  operations before income taxes,
  minority share owners' interests,
  extraordinary items and
  cumulative effect of accounting
  changes. . . . . . . . . . . .  $452.3   $324.1   $310.0   $171.3   $(294.5)
Pretax earnings of majority-
  owned subsidiary not
  consolidated . . . . . . . . .                                8.7       4.3
Less:  Equity earnings . . . . .   (17.9)   (15.2)   (14.4)   (22.3)    (25.3)
Add:  Total fixed charges deducted
        from earnings. . . . . .   324.1    324.3    321.1    298.0     316.4
      Proportional share of pre-
        tax earnings of 50% owned
        associates . . . . . . .     2.8                                 18.6
      Dividends received from less
        than 50% owned
        associates . . . . . . .     4.8      2.7      3.7      2.9       4.9
                                  ------   ------   ------   ------   -------
          Earnings available
          for payment of fixed
          charges. . . . . . . .  $766.1   $635.9   $620.4   $458.6   $  24.4
                                  ======   ======   ======   ======   =======
Fixed charges (including the
  Company's proportional share of
  50% owned associates):
    Interest expense . . . . . .  $298.7   $297.6   $294.6   $273.1   $ 284.6
    Portion of operating lease
      rental deemed to be
      interest . . . . . . . . .    21.3     21.7     21.5     19.8      20.3
    Amortization of deferred
      financing costs and debt
      discount expense . . . . .     4.1      5.0      5.0      5.1      11.5
                                  ------   ------   ------   ------   -------
          Total fixed charges
          deducted from earnings
          and total fixed
          charges. . . . . . . .  $324.1   $324.3   $321.1   $298.0   $ 316.4

Preferred stock dividends
  (increased to assumed pre-tax
  amount). . . . . . . . . . . .     2.2      2.2      2.6      3.1       3.0
                                  ------   ------   ------   ------   -------
Combined fixed charges and
  preferred stock dividends. . .  $326.3   $326.5   $323.7   $301.1   $ 319.4
                                  ======   ======   ======   ======   =======
                                      E-1
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                                                     Exhibit 12 -- Page 2 of 2
                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (Millions of dollars, except ratios)

                                           Years ended December 31,
                                  -------------------------------------------
                                   1997     1996     1995     1994      1993
                                  ------   ------   ------   ------   -------
Ratio of earnings to fixed
  charges. . . . . . . . . . .       2.4      2.0      1.9      1.5
Deficiency of earnings
  available to cover fixed
  charges. . . . . . . . . . . .                                      $ 292.0
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends. . . . . . . .     2.3      1.9      1.9      1.5
Deficiency of earnings available
  to cover combined fixed
  charges and preferred stock
  dividends. . . . . . . . . . .                                      $ 295.0